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                                                                    EXHIBIT 4.25

                          TECHNICAL SERVICES AGREEMENT

         This Technical Services Agreement (this "Agreement") is made as of the 1st day of January, 1998 by and between DTH Techco Partners, a Delaware general partnership ("Techco") and Corporacion Novavision S. de R.L., a Mexican limited liability company ("Novavision").

                                    RECITALS

         A. Novavision is engaged in the direct broadcast satellite business in Mexico.

         B. Techco owns and operates a satellite broadcast center located in Miami Lakes, Florida.

         C. All of the partnership interests of Techco are indirectly owned by The News Corporation Limited ("TNCL"), Globo Comunicacoes e Participacoes S.A. ("Globo"), Grupo Televisa, S.A. ("Televisa") and Tele-Communications International, Inc. ("TINTA") and all of the equity interests of Novavision are owned by Innova S.de R.L., a Mexican limited liability company ("Innova"). All of the equity interests of Innova are indirectly owned by TNCL, Televisa and TINTA.

         D. Because of the relationship between Techco and Novavision, the parties believe that it is in their mutual interests to confirm the arrangements under which Techco makes available certain services in connection with the operations of Novavision. Accordingly, the parties desire to set forth in this Agreement their understanding as to the services being provided to Novavision by Techco and the basis upon which Techco shall charge Novavision for providing such services.

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                                    Agreement

         For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION 1. SERVICES TO BE PERFORMED

         1.1 Engagement. Novavision hereby confirms its engagement of Techco as its exclusive provider of the services described in Section 1.2 of this Agreement (the "Services") and such other related services as may reasonably be requested by Novavision pursuant to Section 1.3 hereof, and Techco hereby confirms its acceptance of such engagement, subject to and on the terms and conditions set forth in this Agreement, provided that in the event that Techco determines that it will not provide any Additional Service (as defined in Section 1.3) that may be requested by Novavision pursuant to Section 1.3 in the manner set forth in Schedule 1.3 annexed hereto, then Techco's engagement shall be non-exclusive solely with respect to such Additional Service.

         1.2 Services. During the term of this Agreement, Techco will provide the Services set forth on Schedule 1.2 annexed hereto. For the avoidance of doubt, any services provided by Techco or its predecessors to Novavision prior to the date of this Agreement shall be deemed to have been Services provided under the terms and conditions set forth in this Agreement, provided that, by its execution of this Agreement, each of Techco and Novavision confirms that amounts charged to date by Techco for Services performed prior to the date of this Agreement are accurate and proper, and agrees that it shall not request any revision of such amounts.

         1.3 Additional Services. In addition to the Services to be provided by Techco pursuant to Section 1.2 hereof, from time to time Novavision may request that Techco provide to Novavision a modification or improvement to enable new services to be provided by Novavision (each an "Additional Service"). Any such Additional Service shall be added to the service fee

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payable by Novavision to Techco pursuant to Section 2.1 hereof. The implementation of any Additional Service, as well as the determination of costs and other terms and conditions applicable to such Additional Service shall be determined in accordance with Schedule 1.3 annexed hereto.

         1.4 Performance Standards. Techco agrees to provide the Services at a level and quality which is not less than the level and quality of substantially comparable services performed by companies in the industry offering substantially similar services.

         1.5 Books and Records. Techco will maintain reasonably complete books and records solely with respect to its provision of services to Novavision pursuant to this Agreement, including records supporting the calculation of costs and expenses pursuant to Section 2. Techco will give Novavision and its members and their representatives, agents and attorneys reasonable access to all such books and records during Techco's regular business hours upon three business days' advance notice. In addition, not more than twice in any 12-month period, Novavision, at its sole cost and expense, shall have the right to audit, inspect, copy and make copies of such data, records, files and books of account (including, without limitation, non-financial information solely relating to any calculation required to be made pursuant to the terms of this Agreement) under the control of Techco solely relating to the Services and the transactions contemplated by this Agreement and Techco shall use commercially reasonable efforts to facilitate Novavision's exercise of such rights, including, without limitation, making available during regular business hours such personnel that are reasonably necessary or appropriate to assist Novavision's exercise of such rights. The costs and expenses to be paid by Novavision shall include the costs of all personnel provided by Techco in connection with this Section 1.5.

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SECTION 2. PAYMENT OF SERVICE FEES

         2.1 Service Fees. The costs and expenses to be charged to Novavision by Techco shall be determined in accordance with procedures agreed between the parties from time to time. Novavision will pay to Techco all such costs and expenses plus, subject to Section 2.3(a) below, the profit margin set forth in Section 2.3 hereof.

         2.2      Payment Procedure.

                           (a)      Except as otherwise specifically provided in
this Agreement, all payments to be made by Novavision to Techco under this Agreement will be made on a monthly basis in United States dollars to Techco's account #12332-23216, ABA #121-000-358 with Bank of America at P.O. Box 27128, Concord, CA 94520 or at such other account designated by Techco. Techco will deliver to Novavision an invoice (the "Invoice") covering the services provided during each calendar month for which payment is sought by Techco in accordance with the terms of this Agreement, as soon as possible after the end of such month. Each Invoice shall be accompanied by a reasonably detailed calculation of the amount of the Invoice, including an itemized list of costs and expenses, justification and descriptions of variations that result in extraordinary charges and the calculation of the service fees in accordance with the agreed procedure.

                           (b)      Novavision shall either (i) pay to Techco an
amount in cash equal to the amount requested by Techco in the Invoice or (ii)
(x) deliver to Techco a written statement (a "Dispute Notice") indicating that Novavision disputes the amount requested by Techco in the Invoice and setting forth in reasonable detail the basis for Novavision's disagreement and (y) pay to Techco an amount in cash equal to the undisputed portion, if any, of the amount requested by Techco in the Invoice. Novavision shall take the actions referred to in (i) or (ii), above, not later

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than 30 days following the date the applicable Invoice is delivered to
Novavision (the "Payment Date").

                           (c)      If Novavision delivers a Dispute Notice, the
parties shall work together in good faith for up to 15 days following the date of delivery of the Dispute Notice to reach agreement with respect to the disputed portion of the amount of the Invoice. If the parties are not able to resolve all of their disputes within such 15-day period, a determination as to the disputed portion of the amount of the Invoice, shall be made by a firm of national independent public accountants (the "Independent Accountants"), mutually acceptable to Techco and Novavision. If Techco and Novavision are unable to agree on the identity of such firm within 10 days after expiration of such 15-day period or to obtain the agreement of any such firm to serve, then either Techco or Novavision may request the American Arbitration Association to select the Independent Accountants, and such selection shall be final and binding on the parties. Once chosen, the Independent Accountants shall be directed to complete its determination within 30 days following receipt of notice from Techco, selection by the parties or appointment by the American Arbitration Association, as the case may be, and such firm's determination shall be final and binding on the parties. If the Independent Accountants' determination discloses an error of 10% or more of the amount requested by Techco in the applicable Invoice, the fees and expenses of the Independent Accountants shall be paid by Techco. If the Independent Accountants' determination discloses an error of less than 10% of the amount requested by Techco in the applicable Invoice, the fees and expenses of the Independent Accountants shall be paid by Novavision. Upon the final determination by the Independent Accountants, any amounts payable by either party shall be payable within 3 business days following the determination of the Independent Accountants, which payments shall include interest, which shall accrue from the Payment Date until the date such payment is made, at the legal rate for judgments in effect in

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New York, New York on the date such payment is made. The firm first selected pursuant to this Section 2.2(c), shall be the firm utilized by the parties for purposes of this Section 2.2(c) at all times during the 12-month period immediately following such firm's selection, to the extent such firm is able to so serve.

         2.3      Calculation of Profit Margin.

                  (a) During the first three years of the term of this Agreement, the profit margin to be charged by Techco shall be 5.76% of all costs and expenses it incurs on behalf of Novavision; provided, that no profit margin shall be charged by Techco on any costs or expenses it incurs for services provided to Techco by Sky Latin America, LLC ("ServiceCo").

                  (b) On the third anniversary of the date of this Agreement, and at the end of each three-year period thereafter (the "Determination Dates"), the appropriate profit margin to be charged hereunder shall be agreed among TNCL, Globo and Televisa (or their respective nominees) (collectively, the "Majority Partners");provided that the profit margin shall not be greater than the profit margin charged to any other platform which is an affiliate of Techco for similar services. If the Majority Partners are unable to agree on an appropriate profit margin within sixty (60) days following any Determination Date, the appropriate profit margin to be charged hereunder shall be referred for determination by Independent Accountants mutually acceptable to the Majority Partners. The fees and expenses of the Independent Accountants shall be paid by Techco. Promptly after receiving the Independent Accountants' determination, the Majority Partner will resume their discussions about the profit margin, with a view to reaching agreement on what margin to apply. In all such discussions, the Majority Partners will give due weight to the Independent Accountants' recommendation. Pending an agreement among the Majority Partners about the appropriate profit margin, the profit margin in place immediately before the most recent Determination Date will continue to apply.

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SECTION 3. TERM

                  The term of this Agreement will commence on the date hereof and will continue for a period of ten years. Thereafter, the term of this Agreement will automatically renew for successive periods of one year, unless either party provides written notice of its desire to terminate no less than 90 days prior to the end of the then current term.

SECTION 4. TAXES

                  (a) If, at any time during the term of this Agreement, the service fees payable hereunder become subject to withholding of tax at source ("Withholding Tax"), then the service fees shall be increased by an amount (the "Additional Amount") such that Techco receives, after deduction of such Withholding Tax, the amount it would have received had no such Withholding Tax been imposed, and Novavision shall pay the full amount of such Withholding Tax to the applicable governmental authority.

                  (b) If Novavision shall be required to pay any Additional Amounts hereunder, the parties hereto shall take commercially reasonable measures available to them to take advantage of laws, tax treaties and similar conventions so as to minimize such payment of Additional Amounts.

                  (c) Other than as set forth in this Section 4, the parties shall each bear any taxes, duties, tariffs or other charges imposed upon them by any governmental authority.

SECTION 5. INDEMNIFICATION

         5.1 Indemnification by Novavision and Innova. Novavision and Innova will, jointly and severally, indemnify, defend and hold harmless Techco, its partners and each of their affiliates, and their respective officers, directors, shareholders, partners and employees, and the successors and assigns of any thereof, from and against any and all claims, judgements, liabilities, (including Withholding Taxes), losses, costs, damages or expenses (including

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reasonable counsel fees, disbursements and court costs) ("Losses") that Techco, its partners or any such indemnitee may suffer arising from or relating to (a) any material breach by Novavision of its obligations under this Agreement or (b) the gross negligence or willful misconduct of Novavision in performing its obligations under this Agreement.

         5.2 Indemnification by Techco. Techco will indemnify, defend and hold harmless Novavision, its members and each of their affiliates, and their respective members, officers, directors, shareholders, partners and employees, and the successors and assigns of any thereof, from and against any and all claims, judgements, liabilities, (including Withholding Taxes), losses, costs, damages or expenses (including reasonable counsel fees, disbursements and court costs) ("Losses") that Novavision, its members or any such indemnitee may suffer arising from or relating to (a) any material breach by Techco of its obligations under this Agreement or (b) the gross negligence or willful misconduct of Techco in performing its obligations under this Agreement.

         5.3      Indemnification Procedures.

                  (a) In connection with any indemnification provided for in this Section 5, the party seeking indemnification will give the party from which indemnification is sought prompt notice whenever it comes to its attention that it has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 5 and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the indemnified party so to notify the indemnifying party will not relieve the indemnifying party of any liability under this Agreement except to the extent that such failure prejudices the indemnifying party in any material respect.

                  (b) After the notice required by Section 5.3(a), which notice acknowledges the indemnifying party's obligation to provide indemnification under this Agreement, if the

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indemnifying party undertakes to defend any such claim, the indemnifying party will be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage legal counsel reasonably satisfactory to the indemnified party to handle and defend such claim, at the indemnifying party's cost, risk and expense. The indemnifying party will not settle any third-party claim that is the subject of indemnification without the written consent of the indemnified party, which consent will not be unreasonably withheld; provided that the indemnifying party may settle a claim without the indemnified party's consent if such settlement
(i) makes no admission or acknowledgment of liability or culpability with respect to the indemnified party, (ii) includes a complete release of the indemnified party and (iii) does not require the indemnified party to make any payment or forego or take any action. The indemnified party will cooperate in all reasonable respects with the indemnifying party and its counsel in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the indemnified party's name of appropriate cross-claims and counterclaims). The indemnified party may, at its own cost, participate in any investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom. If there are one or more legal defenses available to the indemnified party that conflict with those available to, or that are not available to, the indemnifying party, the indemnified party will have the right, at the expense of the indemnifying party, to engage separate counsel and participate in the defense of the lawsuit or action; provided that the indemnified party may not settle such lawsuit or action without the consent of the indemnifying party, which consent will not be unreasonably withheld.

                  (c)      If, after receipt of a claim notice pursuant to
Section 5.3(a), the indemnifying party does not undertake to defend any such claim, the indemnified party may, but will have no obligation to, contest any lawsuit or action with respect to such claim, and the

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indemnifying party will be bound by the result obtained with respect thereto by the indemnified party (including the settlement thereof without the consent of the indemnifying party).

         5.4 Survival. The terms and conditions of this Section 5 will survive the expiration or termination of this Agreement, regardless of the reason for such expiration or termination.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF NOVAVISION

         6.1 Novavision is a Mexican limited liability company duly organized and validly existing and in good standing under the laws of the United Mexican States. Novavision has all requisite corporate power and authority to own or lease and operate its assets and to carry on its business as it is presently being conducted. Novavision has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         6.2 Novavision has taken all necessary corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Novavision and constitutes the valid and binding obligation of Novavision, enforceable against Novavision in accordance with its terms except to the extent that enforceability
(i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         6.3 No consent, authorization or approval of, or exemption by, or filing with, any governmental, public or self-regulatory body or authority or administrative agency or commission (a "Governmental Agency") or any other third party is required in connection with the execution, delivery and performance by Novavision of this Agreement or the consummation of the transactions contemplated hereby.

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SECTION 7. REPRESENTATIONS AND WARRANTIES OF TECHCO

         7.1 Techco is a general partnership duly organized and validly existing and in good standing under the laws of the state of its organization. Techco has all requisite power and authority to own or lease and operate its assets and to carry on its business as it is presently being conducted. Techco has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

         7.2 Techco has taken all action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Techco and constitutes the valid and binding obligation of Techco, enforceable against Techco in accordance with its terms except to the extent that enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         7.3 No consent, authorization or approval of, or exemption by, or filing with, any Governmental Agency or any other third party is required in connection with the execution, delivery and performance by Techco of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 8. MISCELLANEOUS

         8.1 Assignment and Delegation. Neither party may assign this Agreement or any right accruing hereunder, or delegate its performance hereunder in whole or in part, except with the written consent of the other party hereto.

         8.2 Amendment. This Agreement may be amended at any time by a written instrument executed by both parties.

         8.3 Governing Law. This Agreement will be governed by the laws of the State of New York, without regard to any conflicts of laws rules. Any action to enforce any provision of this Agreement may be brought only in the Supreme Court, in the State of New York, County of New York, or in the United States District Court for the Southern District of New York.. Each party (i) agrees to submit to the general jurisdiction of such courts and to accept service of process at its address for notices pursuant to this Agreement in any such action or proceeding and (ii) irrevocably waives any objection it may have to the laying of venue of such action or proceeding brought in any such court and any claim that such action or proceeding brought in any such court has been brought in an inconvenient forum.

         8.4 Attorneys' Fees. If any party commences an action because of the breach of or to enforce any of the terms of this Agreement, the prevailing party will be entitled to all costs and expenses associated with such action, including reasonable attorneys' fees.

         8.5 Binding Effect. Except as otherwise provided in this Agreement, this Agreement will be binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assignees.

         8.6 Waiver. No consent or waiver, express or implied, by a party of any breach or default by the other party in the performance of its obligations under this Agreement will be deemed to be a consent to or waiver of any further or other breach or default by such other party. Failure on the part of a party to complain of an act, or failure to act, of the other party or to declare the other party to be in default, irrespective of how long such failure continues, will not constitute a waiver by a party of its rights under this Agreement.

         8.7 Notices. All notices, consents, approvals or other communications given or made under this Agreement will be made in writing. All notices, demands and requests will be effective upon personal delivery to an officer of any recipient or upon receipt, if sent by facsimile

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(receipt confirmed) or overnight delivery service, addressed as specified below
(or at such other address as the addressee may give to the other in writing).

                    If to Techco, to:

                                    14750 N.W. 77th Court
                                    Miami Lakes, Florida 33016
                                    Telecopy: 305-816-5111
                                    Attention: David Torkington

                            with copies to:

                                    Sky Latin America
                                    14750 N.W. 77th Court
                                    Miami Lakes, FL 33016
                                    Telecopy: (305) 816-5111
                                    Attention: General Counsel

                    If to Novavision:

                                    Corporacion Novavision S. de R.L.
                                    Insurgentes, Sur 694
                                    Piso 8
                                    Col. Del Valle 03100
                                    Mexico
                                    Telecopy: 55-11-285-0884
                                    Attention: Santiago Cantu

                            with copies to:

                                    Fried, Frank, Harris, Shriver & Jacobson
                                    1001 Pennsylvania Avenue, N.W.
                                    Suite 800
                                    Washington, D.C. 20004
                                    Telecopy: 202-639-7003
                                    Attention: Andrew Varney, Esq.

                            and to:

                                    The News Corporation Limited
                                    1211 Avenue of the Americas
                                    New York, NY 10036
                                    Telecopy: (212) 768-2029
                                    Attention: Arthur M. Siskind, Esq.

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                            and to:

                                    Tele-Communications International, Inc.
                                    5619 DTC Parkway
                                    Englewood, Colorado 80111
                                    Telecopy: (303) 488-3245
                                    Attention: General Counsel

Any party may waive in writing any required notice which is the obligation of any other party, whether before or after the required notice.

         8.8 Entire Ageement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to its subject matter.

         8.9 Severability. Each provision of this Agreement will be considered severable. If for any reason any provision of this Agreement is determined to be invalid, such invalidity will not impair the operation or affect the other provisions of this Agreement, and the remainder of this Agreement will continue in effect.

         8.10 Counterparts. This Agreement may be executed in two or more identical counterparts, and all of such counterparts, when taken together, will be deemed to constitute the original of this Agreement.

         8.11 Headings. The section and other headings contained in this Agreement are inserted only as a matter of convenience and in no way affect the scope or meaning of this Agreement.

         8.12 Further Actions. The parties will execute and deliver all documents, provide all information and take or forbear from all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

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         8.13     No Third-Party Beneficiaries. This Agreement is not intended to, and will not be construed to, create any right enforceable by any person not a party to this Agreement, including any creditor or employee of a party, except as specifically referenced.

         8.14 Force Majeure. Techco shall not be liable to Novavision for any breach of, or failure of performance under, this Agreement which is caused by a Force Majeure Event. A "Force Majeure Event" is any event which results from any act of God, act of State, natural or man-made disaster or any other cause beyond the reasonable control of Techco. If Techco is affected by a Force Majeure Event, it shall promptly notify Novavision of the occurrence of that event.

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This Agreement is signed by the parties as of the date first written above.

                            DTH TECHCO PARTNERS

                            By: DTH USA, INC., a general partner

                            By: _____________________________
                                Name:
                                Title:

                            By: TELEVISA DTH TECHCO, INC., a general partner

                            By: ______________________________
                                Name:
                                Title:

                            By: TCI ARGENTINA, INC., a general partner

                            By: _____________________________
                                Name:
                                Title:

                             By: NEWS AMERICA DTH TECHO, INC., a general partner

                            By:  _____________________________
                                 Name:
                                 Title:

                            CORPORACION NOVA VISION S. DE R.L

                            By:___________________________________
                                Name:
                                Title:

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                            Agreed and Accepted with respect to Section 5
                            hereof as at the date first written above:

                            INNOVA S. DE. R.L.

                            By: _____________________________
                                Name:
                                Title:

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                                  Schedule 1.2

                                    SERVICES

1. Downlink Services - Implement, operate, supervise and maintain downlink services.

2. Uplink Services - Implement, operate, supervise and maintain uplink facilities.

3. Playout/Broadcast Services - Define, select, implement, test, operate, supervise and maintain facility hardware and software (automation and playout).

4. Conditional Access Services - Supervise, operate and maintain conditional access systems.

5.       PPV Services - Operate, supervise and maintain PPV services.

6.       Traffic - Implement, operate, supervise and maintain traffic server.

7. Network - Implement, operate, supervise and maintain data links between Miami Lakes and Mexico, including local network in Miami Lakes.

8. Stream Server - Implement, operate, supervise and maintain stream server system.

9. Commercial Insertion - Implement, operate, supervise and maintain commercial insertion services.

                                   Sch. 1.2-1

                                  Schedule 1.3

                          ADDITIONAL SERVICES REQUESTS

         Additional service requests ("Additional Service Requests") made by Novavision shall be set forth on the Additional Service Request Form, attached hereto as Annex A, or in a .vritten correspondence containing substantially the same information on the Additional Service Request Form, and sent to Techco by Novavision. Novavision should complete the sections on the Additional Service Request Form entitled:

                  -        originated by

                  -        details of Service Request

                  -        reason for Additional Service

         Techco will assign a reference number to such Additional Service Request, or cause a qualified third party to make a determination of the cost of such Additional Service Request within 6 months after receipt of such Additional Service Request and shall provide Novavision with an impact assessment, substantially in the form attached hereto as Annex B (the "Impact Assessment").

         Such Impact Assessment shall take into account the following additional costs associated with the Additional Service Request:

                  -        cost of addition/removal of Hardware items

                  -        cost of changes to Documentation

                  -        cost of changes to Implementation Plan

                  -        cost of additional resource requirements

                  -        cost of modification of Software

                  -        cost of increases in labor and overhead

         Additional costs will be noted and summarized in the Impact Assessment.

         The costs of preparation of the Impact Assessment shall be borne by Novavision.

         Novavision shall have 15 business days after the receipt of the Impact Assessment to accept the quotation of the cost for purchasing the Additional Services, including, resolving any requested modifications to the Impact Assessment, and to approve such quotation. If not accepted by Novavision within 15 business days following the receipt of the Impact Assessment and quotation, the Additional Service Request shall be deemed closed as "Not Approved".

         If accepted by Novavision, the costs of the Additional Service shall be borne by Novavision, provided, that, if such Additional Service is utilized by one or more other platforms then utilizing the services of Techco, then the costs of such Additional Service shall be borne by all the platforms exploiting such additional service; provided, however, that, if Techco determines the Additional Service requested by Novavision will cause a 5% or more impact on the monthly expenses of Techco, then Techco will submit an Impact Assessment to all the

                                   Sch. 1.3-1

ANNEX A

ADDITIONAL SERVICE REQUEST FORM

ANNEX B

IMPACT ASSESMENT SHEET